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                                                                       EXHIBIT 5

                                                                  (614) 464-5691



                                February 3, 1995

The Scotts Company
14111 Scottslawn Road
Marysville, Ohio  43041
Ladies and Gentlemen:
                 We have acted as counsel to The Scotts Company (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), on Form S-4 (the "Registration Statement") of the issuance of 195,000 shares of Class A Convertible Preferred Stock, without par value (the "Preferred Shares"), and Series A, B and C Warrants (collectively, the "Warrants") to purchase in the aggregate 3,000,000 common shares, without par value, of the Company (the "Common Shares") in connection with acquisition of Stern's Miracle-Gro Products, Inc. ("Miracle-Gro"). The Preferred Shares and the Warrants are to be issued pursuant to an Agreement and Plan of Merger dated as of January 26, 1995, among Miracle-Gro and its constituent companies, the Shareholders listed on the signature pages thereof, the Company and ZYX Corporation, an Ohio corporation and wholly-owned subsidiary of the Company ("Merger Subsidiary") (the "Agreement").

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K of the General Rules and Regulations promulgated under the Act (the "Rules and Regulations").

         In connection with the preparation of this opinion, we have examined and are familiar with each of the following:

         1. The Amended Articles of Incorporation and Code of Regulations of the Company, each as currently in effect, and the Company's corporate minute book.

         2. The proposed amendments to the Amended Articles of Incorporation and Code of Regulations of the Company attached as Appendices IV through VII to the Proxy Statement/Prospectus included in the Registration Statement (the "Proxy Statement/Prospectus").

         3. The Registration Statement on Form S-4 filed with the Securities and Exchange Commission through the EDGAR system under the Act on the date hereof.





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The Scotts Company
February 3, 1995
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         4.      The forms of the Series A, B and C Warrants.

         5.      The Agreement.

         6. The resolutions adopted by the Board of Directors of the Company relating to the issuance of the Preferred Shares and the Warrants and approving the Agreement.

         7. Such other records, documents or instruments as in our judgment are necessary or appropriate to enable us to render the opinions herein.

         In our examinations and in rendering the opinions set forth below, we have assumed, without independent investigation or examination, (a) the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as copies and the authenticity of such originals of such latter documents; (b) that the final, executed copy of each document submitted to us in draft form will not differ in any material respect from the draft form of such document submitted to us; (c) that, with respect to documents executed by parties other than the Company, such parties had the power, corporate or otherwise, to enter into and perform all obligations thereunder and that such documents were duly authorized by all requisite action, corporate or otherwise, of such parties, that such documents were duly executed and delivered by such parties and that such documents are the valid and binding agreements of such parties; and (d) that the Agreement has been duly authorized, executed and delivered by the parties thereto, other than the Company and Merger Subsidiary, and constitutes valid and binding obligations of the parties thereto, other than the Company and Merger Subsidiary, enforceable against such parties in accordance with its terms. As to the facts material to our opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

         Based upon and subject to the foregoing, and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that:

         1. Upon adoption of the proposed amendment to Article FOURTH of the Amended Articles of Incorporation of the Company, which amendment is attached as Appendix IV to the Proxy Statement/Prospectus, by the Company's shareholders and the filing of such amendment in accordance with Ohio law, the Preferred Shares will be duly authorized and, when issued in accordance with the terms and conditions of the Agreement, will be validly issued, fully paid and nonassessable.

         2. The Warrants, when duly executed by the Company and issued in accordance with the terms and conditions of the Agreement, will be valid and binding obligations of the Company.

         3. Assuming (i) the due adoption of the proposed amendment to Article FOURTH of the Amended Articles of Incorporation of the Company, which amendment is attached as Appendix IV to the Proxy Statement/Prospectus, by the Company's shareholders and the filing of such amendment in accordance with Ohio law and
(ii) the due execution of the Warrants by the Company and the issuance of the Warrants in accordance with the terms and conditions of the





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The Scotts Company
February 3, 1995
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Agreement, the Common Shares, if or when issued by the Company upon conversion of the Preferred Shares in accordance with the terms of such Article FOURTH and such Registration Statement when it shall become effective and/or pursuant to the Warrants, will be validly issued, fully paid and nonassessable; provided, that, at the time of the conversion of the Preferred Shares and/or the exercise of the Warrants, there are available authorized but unissued common shares, without par value, of the Company, the authorization of which may require future corporate action, including action by the Company's shareholders.

         We are members of the Bar of the State of Ohio and do not purport to be experts in the laws of any jurisdiction other than the laws of the State of Ohio and the United States of America.

         We hereby consent to the use of our name in the Registration Statement under the caption "Validity of Shares of Class A Convertible Preferred Stock and the Warrants" and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations.

                                           Very truly yours,


                                           VORYS, SATER, SEYMOUR and PEASE